EXHIBIT NO. 21

Subsidiaries
Name of Subsidiary	State or Other Jurisdiction of Incorporation

Banking subsidiaries:

Chemical Bank and Trust Company	Michigan
Chemical Bank South	Michigan
Chemical Bank West	Michigan

Non-banking subsidiaries:

CFC Data Corp	Michigan
CFC Financial Services, Inc. (subsidiary of Chemical Bank and Trust Company)
- also operates under d/b/a Chemical Financial Insurance Agency and
d/b/a CFC Investment Centers	Michigan
CFC Title Services, Inc. (subsidiary of Chemical Bank and Trust Company)	Michigan